Exhibit 99.(c)(iii)

Highly Confidential & Proprietary December 4, 2025 Project Jewel Discussion Materials Goldman Sachs & Co. DRAFT Preliminary – Subject to Refinement

2 DRAFT Preliminary – Subject to Refinement Disclaimer These materials have been prepared by Goldman Sachs on a confidential basis for presentation solely to the special committee (the “Special Committee”) of Jewel (the “Company”) in connection with an informational presentation which Goldman Sachs is making to the Special Committee. These materials and Goldman Sachs’ presentation relating to these materials (collectively, the “Presentation”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the written consent of Goldman Sachs. The Presentation was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Presentation by persons other than those set forth above. 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The Presentation, including this disclaimer, are subject to, and governed by, any written agreement between the Special Committee, the Company and Goldman Sachs.

3 DRAFT Preliminary – Subject to Refinement $ 43.46 0 2 4 6 8 10 12 $ 20 $ 30 $ 40 $ 50 Dec-22 Jun-23 Dec-23 Jun-24 Dec-24 Jun-25 Dec-25 Volume (mm) Share Price Jewel Share Price Performance Source: Company filings, FactSet. Note: Market data as of 02-Dec-2025. 1 Jewel % performance and average share price metrics as of 02-Dec-2025. 2 52-week high and low as of closing on 24-Oct-2025, prior to Trian bid proposal. 3 Trian publicly-disclosed letter dated 26-Oct-2025. 27-Oct-2025: Jewel confirms acquisition proposal from Trian and General Catalyst3 Last 3 Years Share Price Performance & Volume Trading History 02-Apr-2025: Liberation Day 31-Jan-2025: Beat 2024 full-year consensus street EPS estimates by ~14% 09-Apr-2025: Reciprocal tariffs paused 12-Aug-2024: Announces acquiring majority stake in Victory Park Capital (VPC) 24-Sep-2025: Jewel, VPC & CNO Financial Group announce strategic partnership 02-May-2024: Announces acquisition of NBK Wealth & Tabula M&A Activity Earnings Report Macro-economic Activity Jewel 3Y 1Y 6M 3M 1M % Performance 69.4% (4.0)% 19.6% (1.9)% (0.2)% Average Share Price $ 33.81 $ 40.84 $ 42.26 $ 43.84 $ 43.28 1 Undisturbed Trading History2 Share Price 52-Week High (05-Feb-2025) $ 45.94 52-Week Low (08-Apr-2025) $ 29.47

DRAFT Preliminary – Subject to Refinement

Goldman Sachs

Illustrative Summary of Jewel Financial Analysis

INVESTMENT BANKING

	Methodology	Illustrative Valuation Range (Low)	Illustrative Valuation Range (High)	Selected Commentary
	DCF Analysis	$ 41.68	$ 55.07	■ **Low:** WACC of 13.00%, PGR of 1.50% ■ **High:** WACC of 11.00%, PGR of 2.50% ■ Based on Jewel Management Projections
	Present Value of Future Stock Price	$ 42.10	$ 54.67	■ Present value of future share price + dividends using Jewel COE of 12.9% ■ **Low:** 7.5x EV / EBITDA ■ **High:** 9.5x EV / EBITDA ■ Based on Jewel Management Projections
	Precedent Transaction	$ 32.68	$ 58.76	■ **Low:** 6.9x LTM EV / EBITDA ■ **High:** 12.1x LTM EV / EBITDA ■ Based on LTM EBITDA of $777mm[1]
	Precedent Premia Analysis (Undisturbed)	$ 49.96	$ 63.28	■ Historical premia paid relative to undisturbed share price for all-cash U.S. target M&A transactions between $5bn - $10bn equity value since 2014 ■ **Low:** 20% premia (25th percentile) to undisturbed price[2] ■ **High:** 52% premia (75th percentile) to undisturbed price[2]
For Reference Only	Precedent Premia Analysis (52-Week High)	$ 45.02	$ 55.59	■ Historical premia paid relative to 52-week high share price for all-cash U.S. target M&A transactions between $5bn - $10bn equity value since 2014 ■ **Low:** (2)% premia (25th percentile) to 52-week high ■ **High:** 21% premia (75th percentile) to 52-week high
For Reference Only	Public Market Valuation	$ 42.24	$ 54.02	■ **Low:** 7.5x 2026E EV / EBITDA ■ **High:** 9.5x 2026E EV / EBITDA ■ Based on Jewel Management Projected 2026E EBITDA of $912mm[3]
For Reference Only	52-Week Range	$ 29.47	$ 45.94	■ **Low[4]:** $29.47 on 08-Apr-2025 ■ **High[4]:** $45.94 on 05-Feb-2025

Source: Jewel Management Projections, Company filings, FactSet. Note: Market data as of 28-Nov-2025. Diluted share count for purposes of per share values based on Jewel standalone diluted shares outstanding (preliminary, subject to refinement), inclusive of 154.683mm common shares, 0.133mm incremental share-based awards, 0.071mm warrant shares, and 0.045mm treasury shares held in separate trust related to BAYE plan per Jewel Management. Equity value composed of enterprise value less NCI of $902mm, debt of $395mm, plus cash and cash equivalents of $982m and investments in affiliates of $18mm per Jewel Management Projections. [1] LTM EBITDA as of 30-Sep-2025. [2] Undisturbed share price of $41.63 as of 24-Oct-2025. [3] Represents 2026E Projected EBITDA per Jewel Management Projections. [4] Reflects 52-week low and high share price through undisturbed date of 24-Oct-2025.

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5 DRAFT Preliminary – Subject to Refinement Bidding Evolution in Largest Private Equity Deals Source: Deal Point Data. Note: Represents select publicly available sponsor transactions over the last 5 years On average, sample transactions saw offer prices increase 6% from initial indication to final offer, and 4% from second indication to final offer % Incr 1st-to-Final 36% 30% 27% 24% 16% 16% 15% 14% 13% 11% 10% 10% 10% 10% 10% 9% 8% 6% 6% 5% 5% 4% 4% 3% 3% 3% 3% 2% 2% 2% 1% 1% 1% 1% 0% % Incr 2nd-to-Final 24% 25% 19% 16% 4% 11% 9% 10% (3)% 2% 7% 6% 5% 1% 5% 4% 4% 6% 4% 1% 1% 1% 0% 2% 1% 2% 0% 0% (10)% 0% 8% (3)% 7% 0% 0% Median Percentage Bid Increase to Final Offer 4% 6% (10)% (5)% 0% 5% 10% 15% 20% 25% 30% 35% 40 % Endurance Everbridge Duck Creek New Relic Datto Alteryx NextGen Healthcare Mimecast Medallia RelaPage Cloudera AssetMark Financial Qualtrics Bottomline Sumo Logic Squarespace R1 RCM Cvent SolarWinds Perspecta EngageSmart McAfee CoreLogic Model N Avalara Cornerstone OnDemand Zuora Sykes Enterprises Envestnet 58.com Coupa Anaplan ForgeRock Switch Smartsheet First Bid Second Bid Final Bid Bid Prices Indexed to Initial Offer Price Represents final bid price over initial bid price Represents second bid price over initial bid price Represents initial bid price Median % change from second bid to final bid 4% Median 4% Median 6% Median % change from first bid to final bid 6%

DRAFT Preliminary – Subject to Refinement

Goldman Sachs

Bid Progression in Precedent Traditional Asset Management Transactions

INVESTMENT BANKING

Franklin Resources's Acquisition of Legg Mason | Feb-2020

Timing	~4 months between bids
Number of Proposals[1]	7[2]
% Increase from Initial Bid	**~14%**

- 17-Oct: Preliminary proposal submitted — $43.83/share
- 14-Nov: Revised proposal submitted — $47.05/share
- 05-Jan: Revised proposal submitted — $47–49/share
- 23-Jan: Revised proposal submitted — $48.07/share
- 27-Jan: Revised proposal submitted — $49/share
- 03-Feb: Revised proposal submitted — $50/share; Accepted
- 18-Feb: Transaction announced publicly before NYSE market open

Trian Ownership Stake in Legg Mason[5]: 4.5%

Morgan Stanley's Acquisition of Eaton Vance | Oct-2020

Timing[3]	~2 months between bids
Number of Proposals[1,3]	3
% Increase from Initial Bid[3,4]	**~10%**

- 08-Jul: Preliminary proposal submitted by Party A — $48.52/share
- 10-Aug: Eaton Vance counter-offers Party A preliminary proposal — $55.91/share
- 12-Aug: Preliminary proposal submitted by MS — $55/share
- 27-Aug: Revised proposal submitted by Party A — $55.27/share, conditional on exclusivity
- 30-Aug: Revised proposal submitted by MS — $57.50/share + $2.50 cash dividend (total $60/share); Eaton Vance enters oral exclusivity agreement with MS
- 31-Aug: Party A submits unsolicited revised proposal — $62.06/share; Eaton Vance refuses to entertain due to exclusivity agreement with MS
- 05-Oct: Revised proposal submitted by MS — $56.50/share + $4.25 cash dividend (total $60.75/share); Accepted
- 08-Oct: Transaction announced publicly before NYSE market open

Source: Public filings. [1] Inclusive of initial proposal. [2] Reflects incremental proposals inclusive of different transaction financing structures. [3] Exclusively reflects negotiations with Morgan Stanley. [4] Inclusive of $4.25 one-time cash dividend. [5] Reflects Trian ownership stake at time of transaction announcement.

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7 DRAFT Preliminary – Subject to Refinement Trian / GC Offer 1 (26-Oct-2025) Trian / GC Offer 2 (02-Dec-2025) Illustrative Prices Metric Value $ 46.00 $ 46.10 $ 47.00 $ 48.00 $ 49.00 $ 50.00 $ 51.00 $ 52.00 $ 53.00 $ 54.00 Premium To: Undisturbed Share Price (24-Oct-2025) $ 41.63 10.5% 10.7% 12.9% 15.3% 17.7% 20.1% 22.5% 24.9% 27.3% 29.7% - 43.3% 30-Day VWAP (24-Oct-2025) 43.61 5.5% 5.7% 7.8% 10.1% 12.4% 14.7% 16.9% 19.2% 21.5% 23.8% - - 52-Week High (05-Feb-2025) 45.94 0.1 0.3 2.3 4.5 6.7 8.8 11.0 13.2 15.4 17.5 - 15.5 All-Time High (09-Nov-2021) 48.43 (5.0) (4.8) (3.0) (0.9) 1.2 3.2 5.3 7.4 9.4 11.5 - - Estimated Trian Cost Basis 29.49 56.0 56.3 59.4 62.8 66.2 69.5 72.9 76.3 79.7 83.1 - - Comparison to Initial Offer % Change from Initial Trian / GC Offer $ 46.00 0.2% 2.2% 4.3% 6.5% 8.7% 10.9% 13.0% 15.2% 17.4% - - Incremental Equity (in $mm) required from Initial Trian / GC offer 3,267 $ 12 $ 124 $ 249 $ 373 $ 497 $ 621 $ 746 $ 870 $ 994 - - Jewel Management Projected Adj. EBITDA LTM EBITDA $ 777 9.5 x 9.6 x 9.7 x 9.9 x 10.1 x 10.3 x 10.5 x 10.7 x 10.9 x 11.1 x - 8.9 x 2025E 786 9.4 9.4 9.6 9.8 10.0 10.2 10.4 10.6 10.8 11.0 8.6 - 2026E 912 8.1 8.1 8.3 8.5 8.6 8.8 9.0 9.1 9.3 9.5 7.5 - TAM Peers Precedent Transactions Analysis at Various Prices Source: Jewel Management Projections, filings, Refinitiv, FactSet. Note: Market data as of 02-Dec-2025. Diluted share count for purposes of per share values based on Jewel change of control fully diluted shares outstanding (preliminary) per Jewel Management. Equity value composed of enterprise value less NCI of $902mm, debt of $395mm, plus cash and cash equivalents of $982m and investments in affiliates of $18mm per Jewel Management Projections. 1 TAM Peers include AB, AMG, APAM, BEN, BLK, IVZ, TROW, VCTR, VRTS. 2 Reflects median value Morgan Stanley acquisition of Eaton Vance, Franklin Resources acquisition of Legg Mason, Pzena Investment management-led buyout of Pzena Investment Management, and Macquarie Asset Management acquisition of Waddell & Reed Financial. 3 Reflects 52-week high as of undisturbed date of 24-Oct-2025. 4 Assumes transaction structure where Trian rolls existing ownership stake and $2bn of new debt and $1bn of preferred equity is issued; remaining consideration paid with incremental equity. 5 Represents select publicly available sponsor transactions over the last 5 years. 6 Assumes no dividends are paid from sign to close 1 ($ in millions, except share price) 3 2 2 4 = Franklin Resource’s acquisition of Legg Mason = Median of Select Large Sponsor acquisitions5 Denotes % change from initial offer to final offer for = Morgan Stanley’s acquisition of Eaton Vance Reflects $46.50 offer less one quarter of assumed $0.40 per share dividends6

DRAFT Preliminary – Subject to Refinement Appendix: Illustrative Sources and Uses

9 DRAFT Preliminary – Subject to Refinement Delta to $46 / Share Proposal $46 / Share $48 / Share $50 / Share $52 / Share $48 / Share $50 / Share $52 / Share Equity Purchase Price $ 7,113 $ 7,425 $ 7,737 $ 8,050 312 624 937 Debt 395 395 395 395 - - - Transaction Expenses 225 225 225 225 - - - Total Uses $ 7,733 $ 8,045 $ 8,358 $ 8,670 $ 312 $ 624 $ 937 Delta to $46 / Share Proposal $46 / Share $48 / Share $50 / Share $52 / Share $48 / Share $50 / Share $52 / Share Debt Issuance $ 2,000 $ 2,000 $ 2,000 $ 2,000 Pref. Equity Issuance 1,000 1,000 1,000 1,000 Trian Equity Roll 1,466 1,530 1,593 1,657 New Cash Equity 3,267 3,516 3,764 4,013 249 497 746 Total Sources $ 7,733 $ 8,045 $ 8,358 $ 8,670 $ 312 $ 624 $ 937 ($ in millions, except per share) | Assumes No Excess Cash on Jewel B/S Source: Jewel Management, Public filings. 1 Assumes $2bn in debt and $1bn in preferred equity issued to finance transaction. 2 Assumes Trian rolls existing ownership stake. Existing Trian ownership stake calculated using Trian’s ownership of 31,867,800 shares as of 26-Oct-2025 and Jewel’s FDSO per Jewel Management. 3 Reflects FDSO of 154,625,624, 154,688,073, 154,745,527, and 154,798,561 for $46, $48, $50, $52 / share transactions, respectively, per Jewel Management. 4 Assumes illustrative $225mm in transaction expenses. 5 Excludes Jewel’s existing cash balance. Sources Uses (/) LTM Q3 2025 EBITDA 3 4 1 2,3 5 Illustrative Sources and Uses at Various Share Prices (1/2) 1 Delta to $46 / Share Proposal $46 / Share $48 / Share $50 / Share $52 / Share $48 / Share $50 / Share $52 / Share Debt Issuance 2.6 x 2.6 x 2.6 x 2.6 x Pref. Equity Issuance 1.3 1.3 1.3 1.3 Trian Equity Roll 1.9 2.0 2.1 2.1 New Cash Equity 4.2 4.5 4.8 5.2 0.3 x 0.6 x 1.0 x Total Sources 10.0 x 10.4 x 10.8 x 11.2 x 0.4 x 0.8 x 1.2 x 1 1 2, 3 5

10 DRAFT Preliminary – Subject to Refinement Delta to $46 / Share Proposal $46 / Share $48 / Share $50 / Share $52 / Share $48 / Share $50 / Share $52 / Share Excess Cash 0.7 x 0.7 x 0.7 x 0.7 x Debt Issuance 2.6 2.6 2.6 2.6 Pref. Equity Issuance 1.3 1.3 1.3 1.3 Trian Equity Roll 1.9 2.0 2.1 2.1 New Cash Equity 3.5 3.8 4.1 4.5 0.3 x 0.6 x 1.0 x Total Sources 10.0 x 10.4 x 10.8 x 11.2 x 0.4 x 0.8 x 1.2 x Delta to $46 / Share Proposal $46 / Share $48 / Share $50 / Share $52 / Share $48 / Share $50 / Share $52 / Share Excess Cash $ 547 $ 547 $ 547 $ 547 Debt Issuance 2,000 2,000 2,000 2,000 Pref. Equity Issuance 1,000 1,000 1,000 1,000 Trian Equity Roll 1,466 1,530 1,593 1,657 New Cash Equity 2,720 2,969 3,220 3,466 249 500 746 Total Sources $ 7,733 $ 8,045 $ 8,360 $ 8,670 $ 312 $ 627 $ 937 1 3,4 2 2 1 3,4 2 2 Illustrative Sources and Uses at Various Share Prices (2/2) ($ in millions, except per share) | Assumes $450mm Cash Required on BS Source: Jewel Management, Public filings. 1 Reflects existing cash balance of $997mm, excess of $450mm operational cash balance per Jewel management. 2 Assumes $2bn in debt and $1bn in preferred equity issued to finance transaction. 3 Assumes Trian rolls existing ownership stake. Existing Trian ownership stake calculated using Trian’s ownership of 31,867,800 shares as of 26-Oct-2025 and Jewel’s FDSO per Jewel Management. 4 Reflects FDSO of 154,625,624, 154,688,073, 154,745,527, and 154,798,561 for $46, $48, $50, $52 / share transactions, respectively, per Jewel Management. 5 Assumes illustrative $225mm in transaction expenses. Sources Uses (/) LTM Q3 2025 EBITDA Delta to $46 / Share Proposal $46 / Share $48 / Share $50 / Share $52 / Share $48 / Share $50 / Share $52 / Share Equity Purchase Price $ 7,113 $ 7,425 $ 7,737 $ 8,050 312 624 937 Debt 395 395 395 395 - - - Transaction Expenses 225 225 225 225 - - - Total Uses $ 7,733 $ 8,045 $ 8,360 $ 8,670 $ 312 $ 627 $ 937 4 5